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                                                                    Exhibit 23.4

                 CONSENT OF INDEPENDENT ACCOUNTANTS



     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of 3Com Corporation of our report dated February 7, 1995 relating to the financial statements of Chipcom Corporation as of December 31, 1994 and for each of the two years in the period then ended, appearing on page 32 of 3Com Corporation's Annual Report on Form 10-K for the year ended May 31, 1996. We also consent to the application of such report to the Financial Statement Schedule of Chipcom Corporation for the years ended December 31, 1994 and 1993 when such schedule is read in conjunction with the financial statements referred to in our report.

/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP

Boston, Massachusetts
June 10, 1997